Exhibit 99.1

BioDelivery Sciences Announces FDA Acceptance of

BUNAVAIL NDA for Filing

FDA decision on approval of BUNAVAIL expected by early June 2014

RALEIGH, N.C. - October 9, 2013 - BioDelivery Sciences International, Inc. (Nasdaq: BDSI) announced today that its New Drug Application (NDA) for BUNAVAIL (buprenorphine naloxone buccal film) for the maintenance treatment of opioid dependence has been accepted for filing by the U.S. Food and Drug Administration (FDA), indicating that the application is sufficiently complete to permit a substantive review. Based on timelines established by the Prescription Drug User Fee Act (PDUFA), the review of the BUNAVAIL NDA is expected to be completed by early June 2014.

BUNAVAIL utilizes BDSI’s proprietary BioErodible MucoAdhesive (BEMA) technology to deliver buprenorphine for the maintenance treatment of opioid dependence, along with the opioid antagonist naloxone, which is intended to serve as an abuse deterrent. BUNAVAIL was designed to efficiently and conveniently deliver buprenorphine while potentially overcoming some of the challenges with other dosage forms.

BDSI believes BUNAVAIL may offer meaningful advantages over existing treatments and could provide an alternative to the over 2 million people estimated in the U.S. to be opioid dependent. Currently, Suboxone sublingual film is the only available film formulation of buprenorphine and naloxone and is estimated to have generated sales in excess of $1 billion dollars over the last 12 months. BUNAVAIL, if approved by the FDA, would be the first buccal film formulation of buprenorphine/naloxone to enter the market. BDSI believes that BUNAVAIL has the potential to generate annual peak U.S. sales up to $250 million.

About BUNAVAIL and Opioid Dependence

BUNAVAIL is the first and only buccal (adhering to the inside of the cheek) formulation of buprenorphine and naloxone and has been developed for the maintenance treatment of opioid dependence. BUNAVAIL utilizes BDSI’s proven and patent-protected BioErodible MucoAdhesive (BEMA) drug delivery technology.

Buprenorphine, the active ingredient in BUNAVAIL, is poorly absorbed orally from the gastrointestinal tract; however, it is absorbed within the oral cavity transmucosally (across the cheek or under the tongue). Buprenorphine reduces the craving and withdrawal effects from the dependent opioid, and the opioid antagonist, naloxone, is present to deter abuse.

The NDA for BUNAVAIL is supported by a bioequivalence study versus Suboxone and an open-label safety study in 249 patients switched from Suboxone film or tablets to BUNAVAIL.

Opioid dependence is a significantly undertreated condition in the U.S., with nearly 2 million people dependent on prescription opioids according to the 2010 National Survey on Drug Use and Health, conducted by the U.S. Department of Health and Human Services. Suboxone, which was approved for the treatment of opioid dependence in 2002, has been shown to be a highly effective treatment option and, as a result, Suboxone and other buprenorphine-containing products for opioid dependence generate annual sales of more than $1.5 billion according to data from Wolters Kluwer.

About BioDelivery Sciences International

BioDelivery Sciences International (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and addiction.

BDSI’s pain franchise consists of three products, two of which utilize the patented BioErodible MucoAdhesive (BEMA) drug delivery technology. ONSOLIS (fentanyl buccal soluble film) is approved in the U.S., Canada, E.U. (where it is marketed as BREAKYL) and Taiwan (where it is marketed as PAINKYL), for the management of breakthrough pain in opioid tolerant, adult patients with cancer. The commercial rights are licensed to Meda for all territories worldwide except for Taiwan (licensed to TTY Biopharm) and South Korea (licensed to Kunwha Pharmaceutical Co.).

BDSI’s second pain product using the BEMA technology, BEMA Buprenorphine, is in Phase 3 clinical trials for the treatment of moderate to severe chronic pain and is licensed on a worldwide basis to Endo Health Solutions. BDSI’s third pain product in development is Clonidine Topical Gel for the treatment of painful diabetic neuropathy.

BUNAVAIL is a high dose formulation of buprenorphine in combination with naloxone for the maintenance treatment of opioid dependence. The NDA for BUNAVAIL was accepted for filing by FDA in October 2013, and the review is expected to be completed by early June 2014.

BDSI’s headquarters is located in Raleigh, North Carolina. For more information visit www.bdsi.com.

Cautionary Note on Forward-Looking Statements

This press release, the presentation referred to herein, and any statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission and those that relate to the Company’s ability to leverage the expertise of employees and partners to assist the Company in the execution of its strategy. Actual results (including, without limitation, the timing for and results of the FDA’s review of BUNAVAIL, as described herein) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Readers are cautioned that peak sales and market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such estimates are accurate or that such sales levels will be achieved, if at all.

BDSI® and BEMA® are registered trademarks of BioDelivery Sciences International, Inc. The BioDelivery Sciences logo and BUNAVAIL™ are trademarks owned by BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. BREAKYL™ is a trademark owned by Meda Pharma GmbH & Co. KG. PAINKYLTM is a trademark owned by TTY Biopharm. All other trademarks and tradenames are owned by their respective owners.

© BioDelivery Sciences International, Inc. All rights reserved.

Contacts:

Tricia Truehart Senior Associate The Trout Group LLC (646) 378-2953 ttruehart@troutgroup.com	Al Medwar Vice President, Marketing and Corporate Development BioDelivery Sciences International, Inc. 919-582-9050 amedwar@bdsi.com